EXHIBIT 99.1

MARGO CARIBE, INC.

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACTS:	José R. Vázquez
Chief Financial Officer

	Telephone:	(787) 883-2570 x. 1041

MARGO RECEIVES EXTENSION FROM NASDAQ TO FILE ITS 2005 FORM 10-KSB
AND ITS FORM 10-QSB FOR FIRST QUARTER OF 2006

Vega Alta, Puerto Rico, July 6, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today announced that, on July 3, 2006, the Company received notice from The Nasdaq Stock Market (“Nasdaq”) that a Nasdaq Listing Qualifications Panel (the “Panel”) had extended the deadline for the Company to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14). The Panel’s decision to continue the listing of the Company’s common stock, par value $.001 per share (the “Common Stock”), on Nasdaq is subject to the Company filing its annual report on Form 10-KSB for the year ended December 31, 2005 (the “2005 Form 10-KSB”) and the quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2006 (the “first quarter 10-QSB”), on or before July 31, 2006 and August 30, 2006, respectively.

As previously announced, on April 18, 2006, the Company received a notification from The Nasdaq Stock Market Listing Qualifications Department that the Company was not in compliance with the reporting requirements for continued listing of the Common Stock set forth in Nasdaq Marketplace Rule 4310(c)(14) because of the Company’s failure to file its 2005 Form 10-KSB. On May 26, 2006, the Company received an additional notification from The Nasdaq Stock Market Listing Qualifications Department stating the Company was not in compliance with the reporting requirements for continued listing of the Common Stock set forth in Nasdaq Marketplace Rule 4310(c)(14) based on the Company’s failure to timely file its first quarter 10-QSB.

The Company continues to work expeditiously to file the 2005 Form 10-KSB and the first quarter 10-QSB, and to become current in its filings with the Securities and Exchange Commission.

About Margo Caribe

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.